                                                                    EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         We consent to the inclusion in the Prospectus of this Amendment No. 2 to the Registration Statement on Form SB-2 (No. 333-71752) of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 20, 2001 except for Note 7 which is as of April 16, 2001, related to the financial statements of EC 2000, Inc. (a development stage company) as of December 31, 2000 and the period from April 6, 2000 (date of inception) to December 31, 2000. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus of this Registration Statement.



                                       J.H. COHN LLP


Roseland, New Jersey
February 6, 2002